Exhibit (a)(17)

AIXTRON Investor Presentation First Half 2016 Results (August 11, 2016) © AIXTRON Investor Relations, August 2016

Disclaimer 2 Additional information This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The takeover offer for the outstanding ordinary shares (including ordinary shares represented by American depositary shares) of AIXTRON SE commenced on 29 July 2016. The terms and conditions of the takeover offer have been published in, and the solicitation and offer to purchase ordinary shares (including ordinary shares represented by American depositary shares) are made only pursuant to, the offer document and related offer materials prepared by Grand Chip Investment GmbH and as approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”). AIXTRON SE intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the takeover offer; in addition, AIXTRON SE’s Management Board and Supervisory Board will publish a statement pursuant to Sec. 27 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG). The offer document for the takeover offer (in German and in English) containing the detailed terms and conditions of, and other information relating to, the takeover offer, among other things, has been published on the internet at www.grandchip-aixtron.com. Acceptance of the takeover offer by shareholders that are resident outside Germany and the United States may be subject to further legal requirements. With respect to the acceptance of the takeover offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction. The Tender Offer Statement (including the offer document, a related letter of transmittal and other related offer materials) and the Solicitation/Recommendation Statement, as they may be amended from time to time, as well as the Management and Supervisory Board’s statement pursuant to Sec. 27 WpÜG contain important information that should be read carefully before any decision is made with respect to the takeover offer because they, and not this document, govern the terms and conditions of the takeover offer. Those materials and other documents filed by Grand Chip Investment GmbH or AIXTRON SE with the SEC are or, in the case of the Management and Supervisory Board’s statement pursuant to Sec. 27 WpÜG, will be available at no charge on the SEC’s web site at www.sec.gov. In addition, Grand Chip Investment GmbH’s Tender Offer Statement and other documents it will file with the SEC will be available at www.grandchip-aixtron.com. In this document, unless the context otherwise requires, references to ‘‘AIXTRON”, “the AIXTRON Group’’, the ‘‘Group’’ or ‘‘the Company’’ are to AIXTRON SE and its consolidated subsidiaries. References to ‘‘Management’’ are to the Executive Board of AIXTRON SE.

Disclaimer 3 Cautionary statement regarding forward-looking statements This document contains forward-looking statements, including statements regarding the expected consummation of the proposed transaction and AIXTRON SE’s future performance, which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the transaction, the possibility that the transaction will not be completed, the failure to retain key AIXTRON SE employees, customers and partners, uncertainty regarding the anticipated benefits of the transaction and the failure of the parties to achieve anticipated goals of the transaction, and other risks and uncertainties discussed in AIXTRON SE’s public filings with the SEC, including the “Risk Factors” section of AIXTRON SE’s Form 20-F filed on February 23, 2016, as well as the offer document to be filed by Grand Chip Investment GmbH, the Solicitation/Recommendation Statement to be filed by AIXTRON SE and the statement pursuant to Sec. 27 WpÜG to be published by AIXTRON SE’s Management and Supervisory Board. These documents and statement are based on current expectations, assumptions, estimates and projections, and involve known and unknown risks, uncertainties and other factors, many of which are outside the control of AIXTRON SE and Grand Chip Investment GmbH, that may cause results, levels of activity, performance or achievements to be materially different from any future statements. These statements are generally identified by words or phrases such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may”, “should”, “estimate”, “predict”, “potential”, “continue” or the negative of such terms or other similar expressions. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and you should not place undue reliance on these statements. AIXTRON SE undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise, unless expressly required to do so by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Due to rounding, numbers presented throughout this presentation may not add up precisely to the totals indicated and percentages may not precisely reflect the absolute figures for the same reason. Our registered trademarks: AIXACT®, AIXTRON®, Atomic Level SolutionS®, Close Coupled Showerhead®, CRIUS®, Gas Foil Rotation®, Optacap™, OVPD®, Planetary Reactor®, PVPD®, TriJet®

4

AIXTRON — Operational Updates

- **GaN-LED (AIX R6):**
  - Xiamen Changelight qualified AIX R6 MOCVD system in the production
- **GaAs compound application (Planetary technologies):**
  - Nanchang Kingsoon expands production capacity with MOCVD cluster systems
- **Power Electronics**
  - Repeat Orders from two major industry players for our AIX G5 tools
- **Silicon**
  - One customer's ALD qualification program is expected to complete in H2/2016
  - Another customer's ALD qualification program put on hold
- **Organics (OVPD Deposition)**
  - Intensified Customer Collaboration

AIXTRON

STRICTLY CONFIDENTIAL

Key Financials Q2/2016* 5 (€ million) H1/16 H1/15 YoY Q2/16 Q1/16 QoQ Revenues 55.5 80.7 -31% 34.1 21.4 59% Gross profit 10.0 12.4 -19% 6.9 3.1 123% Gross margin 18% 15% 3 pp 20% 15% 5 pp EBITDA -20.0 -21.8 8% -8.2 -11.7 30% Operating result (EBIT) -25.9 -26.7 3% -11.2 -14.7 24% EBIT margin -47% -33% -14 pp -33% -69% 36 pp Net result -26.6 -27.6 4% -11.1 -15.5 28% Net result margin -48% -34% -14 pp -33% -72% 39 pp Net result per share - basic (EUR) -0.23 -0.25 8% -0.09 -0.14 36% Net result per share - diluted (EUR) -0.23 -0.25 8% -0.09 -0.14 36% Free cash flow (Acquisition adjusted) -41.0 -12.3 -233% -20.7 -20.3 -2% Equipment order intake 95.5 101,4 -6% 51.1 44.4 15% Equipment order backlog (end of period) 86.2 91.2 -5% 86.2 67.7 27% Financials *) rounded figures; may not add up

Consolidated Income Statement* 6 (€ million) H1/16 H1/15 +/- Q2/16 Q1/16 +/- Revenues 55.5 80.7 -31% 34.1 21.4 59% Cost of sales 45.5 68.3 -33% 27.2 18.3 49% Gross profit 10.0 12.4 -19% 6.9 3.1 123% Gross Margin 18% 15% 3 pp 20% 15% 5 pp Selling expenses 5.8 6.3 -8% 2.9 2.9 -3% General & admin expenses 8.3 8.5 -3% 4.5 3.8 17% R&D 26.0 27.6 -6% 12.7 13.3 -5% Net other op.(income)/expenses (4.2) (3.3) -27% (2.0) (2.2) 13% EBITDA -20.0 -21.8 8% -8.2 -11.7 30% EBIT -25.9 -26.7 3% -11.2 -14.7 24% EBIT Margin -47% -33% -14 pp -33% -69% 36 pp Result before tax -25.6 -26.2 2% -11.0 -14.6 25% Pre-Tax Margin -46% -33% -13 pp -32% -68% 36 pp Net result -26.6 -27.6 4% -11.1 -15.5 28% Net Return on Sales -48% -34% -14 pp -33% -72% 39 pp Financials *) rounded figures; may not add up

Consolidated Statement of Cash Flows* 7 (€ million) H1/16 H1/15 Q2/16 Q1/16 Cash Flow from operating activities -39.3 -6.4 -19.9 -19.4 Cash Flow from investing activities 26.4 8.9 19.3 7.1 Cash Flow from financing activities 0.1 -0.2 0.1 0.0 Exchange rate changes -2.6 5.2 0.1 -2.7 Net change in Cash & Cash Equivalents -15.4 7.5 -0.4 -15.0 Cash & Cash Equivalents (beginning of period) 116.3 116.6 101.3 116.3 Cash & Cash Equivalents (end of period) 100.9 124.1 100.9 101.3 Change in Cash deposits -32.4 -22.5 -20.1 -12.2 Free Cash Flow** -41.0 -12.3 -20.7 -20.3 Capex 1.7 7.4 0.8 0.9 *) rounded figures; may not add up **) Acquisition cost adjusted; Operating CF + Investing CF + Changes in Cash Deposits Financials

Consolidated Statement of Financial Position* 8 *) rounded figures; may not add up (€ million) 30/6/16 31/12/15 30/6/15 Property, plant & equipment 77.2 81.3 80.6 Goodwill 74.4 75.9 77.1 Other intangible assets 5.8 6.4 5.7 Others 3.6 3.9 4.8 Non-current assets 161.0 167.6 168.2 Inventories, WIP & Finished Goods 78.2 70.8 85.8 Trade receivables 22.2 26.0 23.5 Others 7.9 8.2 9.4 Cash & Cash Equivalents incl. CD 161.3 209.4 255.4 Current Assets 269.6 314.4 374.1 Shareholders' equity 365.2 396.5 398.6 Non-current liabilities 2.9 3.6 3.8 Trade payables 11.0 9.8 12.6 Advance payments from customers 29.5 24.0 95.1 Others 21.9 48.0 32.2 Current liabilities 62.5 81.8 139.9 Balance Sheet total 430.6 482.0 542.2 Financials

AIXTRON – 2016/2017 Guidance 2016 Revenues between EUR 170 ~ 200 Million H2/2016 > H1/2016 2016 Total Order Intake between EUR 180 ~ 200 Million With 2016 Revenues at High End of Range: Slight Improvement of EBITDA, EBIT, Net Results and Free Cash Flow in 2016 vs. 2015 but still negative (before transaction related impact) 2017 EBITDA Development under Review due to uncertainties in terms of investment requirements for certain product groups, potential restructuring costs or consequences from the transaction Outlook 9 H1/2016 revenues: EUR 55.5m Required shippable order intake: ca. EUR 20-50m Shippable order backlog as of H1/2016: ca. EUR 75m (total backlog H1/2016: EUR 86.2m) Spares & service (H2/2016) revenues: ca. EUR 20m 2016 Guidance* * Based on 1.10 USD/EUR Budget Rate

GCI Takeover Offer – Commitments to a Sustainable Future Transaction could provide AIXTRON with the relevant support to successfully develop full technology roadmaps and to better access growth markets: GCI has committed to support AIXTRON to continue developing existing product lines, for its customers’ benefit and to maintain the existing global set up. GCI has also committed that the IP portfolio is to remain with and be used solely by AIXTRON while protecting sensitive and confidential customer information. AIXTRON could expand its presence, especially in China which would allow better exploitation of the most significant growth opportunities. The fairness opinion of JP Morgan supports that the transaction reflects a fair and adequate offer price. Alternative Scenarios would either be very risky or would result in smaller AIXTRON with reduced growth potential 10 Executive and Supervisory Boards Recommend Acceptance of the Takeover Offer, Works Councils also Welcome the Transaction

Financial Calendar & Contact Data November 8, 2016 9M/2016 Results, Conference Call February 2017 FY/2016 Results, Conference Call May 2017 Annual General Meeting, Aachen For further information please contact: Investor Relations & Corporate Communications AIXTRON SE Dornkaulstr. 2 52134 Herzogenrath, Germany IR Team Europe Phone: +49 (2407) 9030-444 E-Mail: invest@aixtron.com IR Team USA – Andrea Su Phone: +1 (408) 747-7140 ext. 1292 E-Mail: invest@aixtron.com 11

AIXTRON SE Dornkaulstr. 2 52134 Herzogenrath Germany Phone +49 (2407) 9030-0 Fax +49 (2407) 9030-40 E-Mai info@aixtron.com Disclaimer 12 AIXTRON – Our technology. Your future.

Overview of the Takeover offer 13 Bidder Grand Chip Investment GmbH, c/o Paul Hastings (Europe) LLP, Siesmayerstraße 21, 60323 Frankfurt am Main, Germany Target company AIXTRON SE, Dornkaulstraße 2, 52134 Herzogenrath, Germany Securities sought in the Takeover Offer All no-par value registered shares in AIXTRON, including all no-par value registered shares represented by American Depositary Shares (ADSs), including dividend entitlement. Offer Consideration EUR 6.00 (in words: Euro six) per AIXTRON Share in cash. AIXTRON ADSs will be converted into and paid out in USD. Offer Conditions (i) A minimum acceptance threshold with a target shareholding of at least 67,632,213 AIXTRON Shares (corresponding to 60 per cent of the total number of AIXTRON Shares issued on the Announcement Date); (ii) approval or clearance of the Transaction, as applicable, from regulatory authorities in Germany, the United States and PRC; (iii) no material adverse change in the closing quotations of DAX and TecDAX; and (iv) no increase in AIXTRON's share capital other than to settle existing and exercised stock options. The Offer Conditions have to be satisfied by 28 February 2017, at the latest. Acceptance Period 10 weeks, i.e., from July 29, 2016 to October 7, 2016, 24:00 hrs local time Frankfurt am Main, Germany / 6:00 p.m. local time New York, United States, respectively (unless extended by law). * The overview has been inserted for reasons of clarity and comprehensibility and does not contain all relevant information relating to the Takeover Offer. AIXTRON Shareholders should not solely rely on this overview in their own interest but should fully and thoroughly assess this Statement and the Offer Document.

Revenue Analysis Operations 14 H1/2016: by region H1/2016: by equipment & spares Spares Equipment H1/2016: by end application (equipment only) USA Europe Asia Power Electronics Silicon LED Optoelectronics Others 55% 25% 20% 66% 34% 20% 30% 10% 35% 4%

24 - Month Business Development FINANCIALS 15 USD order intake and backlog were recorded at the prevailing budget rate (2016: $1.10/€) USD revenues were converted at the actual period average FX rate (H1/2016: $1.11/€) * @ $1.35 @ $1.35 @ $1.33 @ $1.25 @ $1.25 @ $1.11 Equipment (only) Order Intake (€ million) Total Revenues (incl. equipment, service, spare parts) Equipment (only) Order Backlog @ $1.10 @ $1.10 @ $1.11 *) revalued on Jan.1, 2016 to €46.7m at $1.10/€ 66.4 70.7 65.2 79.0 91.2 72.3 42.9 67.7 86.2 Q2/2014 Q3/2014 Q4/2014 Q1/2015 Q2/2015 Q3/2015 Q4/2015 Q1/2016 Q2/2016 46.2 45.6 58.0 40.3 40.4 54.6 62.5 21.4 34.1 49.7 50.2 49.3 48.9 52.5 34.4 31.3 44.4 51.1

SINO IC Leasing – Shareholder Structure 16 SMIC SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORP Shanghai Rong Sheng Private Equity Fund LP Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. ORIENT FINANCIAL HOLDINGS LIMITED Fujian San’An Group Co., Ltd. (5%) Beijing Xin Dong Neng Investment Fund LP China Development Bank International Holdings Limited National China IC Industry Investment Fund Co., Ltd. / SINO IC Tibet Uni Group Qingcai Investment Co., Ltd. SINO IC Leasing Co., Ltd. Shareholders

SINO IC Fund Structure 17 China Development Bank Capital Shanghai Guosheng CETC China tobacco UNIS SINO IC CAPITAL China Mobile E-TOWN Capital Financing Institution Large Scale Enterprises SINO IC or National IC Industry Investment Fund Co., Ltd or CICIIF Social Capital Initiators Shareholders of SINO IC Source: Overview of China Semiconductor Industry by SEMI China